Exhibit 5.1

February 4, 2026

Reference: 99683/1

Eupraxia Pharmaceuticals Inc.

201 – 2067 Cadboro Bay Road

Victoria, BC

V8R 5G4

RE:	Eupraxia Pharmaceuticals Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Eupraxia Pharmaceuticals Inc., a company formed under the laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”).

The purpose of the Registration Statement is to register the offer and sale of up to 2,906,219 common shares of the Company (the “Shares”) issuable upon the exercise or settlement of awards granted under the Company’s 2025 Omnibus Incentive Plan (the “Plan”), including options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance awards and other applicable awards.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company and the shareholders of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion at the date hereof that the Shares have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Shares.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Blake, Cassels & Graydon LLP